Exhibit 4.2

FIRST AMENDMENT TO SECTION 382 RIGHTS AGREEMENT

This FIRST AMENDMENT TO Section 382 Rights Agreement, dated as of February 22, 2016 (and effective as of 12:01 A.M., New York City time, on such date) (this “Amendment”), is made and entered into by and between Enzon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agent”). Any capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Section 382 Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent entered into a Section 382 Rights Agreement, dated as of May 1, 2014 (the “Section 382 Rights Agreement”), setting forth the terms of the Rights (as defined therein);

WHEREAS, Section 26 of the Rights Agreement provides that, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Section 382 Rights Agreement without the approval of any holders of certificates representing shares of Common Stock;

WHEREAS, Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC” and together with RTC, collectively, “Renaissance”) filed a Schedule 13G with the Securities and Exchange Commission on February 12, 2016 (the “Renaissance 13G”), reporting beneficial ownership of 3,501,585 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”);

WHEREAS, the Board of Directors of the Company has determined that Renaissance’s beneficial ownership of 3,501,585 shares of Common Stock would not jeopardize or endangerthe availability to the Company of its net operating loss carryforwards and/or is otherwise in the best interests of the Company;WHEREAS, the Company has requested, and Renaissance has agreed, to enter into a Standstill Agreement, dated as of even date herewith, as a condition to entering into this Amendment; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Section 382 Rights Agreement so that (i) neither Renaissance nor any of its Affiliates or Associates shall be deemed to be an “Acquiring Person” solely as a result of Renaissance becoming the Beneficial Owner of 3,501,585 shares of Common Stock, (ii) no Distribution Date shall be deemed to have occurred as a result of Renaissance becoming the Beneficial Owner of 3,501,585 shares of Common Stock and Renaissance’s filing of the Renaissance 13G and (iii) no Stock Acquisition Date shall be deemed to have occurred as a result of Renaissance becoming the Beneficial Owner of 3,501,585 shares of Common Stock and Renaissance’s filing of the Renaissance 13G.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.            Section 1(a) of the Section 382 Rights Agreement is hereby amended by adding the following sentence at the end of the definition of “Acquiring Person”:

Notwithstanding anything to the contrary in this Agreement, neither Renaissance nor any of its Affiliates or Associates shall be deemed to be an “Acquiring Person” solely as a result of Renaissance becoming the Beneficial Owner of 3,501,585 shares of Common Stock; provided, however, that Renaissance shall be deemed an Acquiring Person if Renaissance, together with all Affiliates and Associates of Renaissance, becomes the Beneficial Owner of any additional shares of Common Stock unless, immediately prior to the time, and as a result, of becoming the Beneficial Owner of such additional shares, Renaissance, together with all Affiliates and Associates of Renaissance, is not the Beneficial Owner of 4.99% or more of the then outstanding shares of Common Stock. For purposes of the preceding sentence, neither Renaissance nor any of its Affiliates or Associates shall be deemed to become the Beneficial Owner of any additional shares solely as a result of a dividend or distribution paid or made by the Company on outstanding Common Stock or a split or subdivision of outstanding Common Stock.

2.            Section 1(n) of the Section 382 Rights Agreement is hereby amended by adding the following sentence at the end of the definition of “Distribution Date”:

Notwithstanding anything to the contrary in this Agreement, no Distribution Date shall be deemed to have occurred as a result of Renaissance becoming the Beneficial Owner of 3,501,585 shares of Common Stock and Renaissance’s filing of the Renaissance 13G.

3.            Section 1(ff) of the Section 382 Rights Agreement is hereby amended by adding the following sentence at the end of the definition of “Stock Acquisition Date”:

Notwithstanding anything to the contrary in this Agreement, no Stock Acquisition Date shall be deemed to have occurred as a result of Renaissance becoming the Beneficial Owner of 3,501,585 shares of Common Stock and Renaissance’s filing of the Renaissance 13G.

4.            Section 1 of the Section 382 Rights Agreement is hereby amended to add the following new Section 1(z) and new Section 1(aa) after Section 1(y) and the remaining subsections shall be renumbered accordingly:

(z) “Renaissance” shall mean, collectively, Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation.

(aa) “Renaissance 13G” shall mean the Schedule 13G filed by Renaissance with the Securities and Exchange Commission on February 12, 2016 reporting beneficial ownership of 3,501,585 shares of Common Stock.

5.            Except as expressly amended hereby, the Section 382 Rights Agreement shall remain in full force and effect.

6.            This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

7.            This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.            The undersigned executive officer, in the undersigned’s capacity as an executive officer of the Company, hereby certifies, on behalf of the Company, that this Amendment is in compliance with the terms of Section 26 of the Section 382 Rights Agreement.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ENZON PHARMACEUTICALS, INC.

By:	/s/ George W. Hebard III
Name: George W. Hebard III
Title: Interim Principal Executive Officer, Interim Chief Operating Officer and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

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